United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

October 8, 2014

Date of Report

PROTOKINETIX, INC.

(Exact name of Registrant as specified in its Charter)

Nevada	000-32917	94-3355026
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

2225 Folkestone Way

West Vancouver, British Columbia, Canada V7S 2Y6

 (Address of Principal Executive Offices)

(604) 926-6627

(Registrant’s Telephone Number, including area code)

N/A

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2014, Ian Gregory resigned as a director of the Company.  The Company is in the process of selecting a director to fill the vacancy created by Mr. Gregory’s resignation.

On September 30, 2014, the directors determined to seek a chief financial officer.  The directors appointed Susan Woodward as the chief financial officer.  In 1988 Ms. Woodward graduated from Cleveland State University receiving a degree in Business Administration with a major in accounting.  She has had extensive employment in accounting.  Ms. Woodward took a two year hiatus from accounting and became involved in over the road transportation.  She has been self-employed doing accounting work.  She was chief financial officer for Wirt County Health Associates from 2008 to 2011.  She has twenty-five years experience in the accounting field performing a variety of functions and having different responsibilities.  She used her name as the name of her business in providing accounting services to others.  Previously Ms. Woodward has not provided accounting services or other services to the Company, a subsidiary or an affiliate of the Company other than to Mr. Smith.  She provided accounting services to Mr. Smith in accounting matters unrelated to the Company prior to Mr. Smith becoming a Company director.  Ms. Woodward is forty-nine years of age.

On December 18, 2012, Max Arella resigned as a director of the Company.  Since that date Mr. Arella has not been a director of the Company.

Neither Mr. Gregory’s nor Mr. Arella’s resignations were related to operations, polices or practices of the Company.

Item 9.01  Financial Statements and Exhibits.

c)

Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTOKINETIX, INC.

Date:	October 7, 2014	By:	/s/ Ross Senior
Ross Senior
President

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